Exhibit 10.5
HASBRO, INC.
RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN
CONTINGENT STOCK PERFORMANCE AWARD
(THREE PERFORMANCE METRICS WITH NON-COMPETE)
_______________, 2022 GRANT

    AGREEMENT, made effective as of ____________, 2022, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and the designated contingent stock performance award recipient (the "Participant").
    WHEREAS, the Participant is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and
    WHEREAS, contingent upon and in consideration for the Participant having executed and delivered to the Company’s designated contact no later than __________, 2022 a Non-Competition, Non-Solicitation and Confidentiality Agreement between the Participant and the Company in the form provided to the Participant by the Company (or otherwise confirming the terms of the Participant’s existing Non-Compete Agreement), the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), acting in accordance with the provisions of the Plan, is granting to Participant a contingent stock performance award dated __________, 2022 designed to reward the Participant for the Participant’s efforts in contributing to the Company’s achievement of certain stated financial goals, and
    WHEREAS, the stock performance award provides the Participant with the ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), contingent on the Company’s performance in achieving pre-established cumulative diluted earnings per share (“EPS”), cumulative net revenue (“Revenues”) and average return on invested capital (“ROIC”) performance targets over the period beginning on December 27, 2021 and ending on December 29, 2024 (the “Performance Period”), subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth. For purposes of this Agreement average ROIC shall be computed as Net Income plus after tax interest expense divided by the sum of net debt (calculated by subtracting the Company’s total cash and cash equivalents from its total short-term and long-term debt) plus Shareholder’s Equity, averaged over the three fiscal years in the Performance Period.
    NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

W I T N E S S E T H:
    1.    Contingent upon and in consideration for the Participant having executed and delivered to the Company’s designated contact no later than __________, 2022 a Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Non-Compete Agreement”) between the Participant and the Company in the form provided to the Participant by the Company (or otherwise confirming the terms of the Participant’s existing Non-Compete Agreement), the Company hereby grants to the Participant effective on ____________, 2022, and pursuant to the Plan, a copy of which is attached hereto as Appendix A and the provisions of which are incorporated herein as if set forth in full, a contingent stock performance award (the “Award”) subject to and upon the terms and conditions set forth in the Plan and in the Non-Compete Agreement and the additional terms and conditions hereinafter set forth. The Award is evidenced by this Agreement. For the avoidance of doubt, if the Participant has not executed and delivered to the Company’s designated contact the Non-Compete Agreement (or otherwise confirming the terms of the Participant’s existing Non-Compete Agreement) on or before __________, 2022, the Award represented by this Agreement will never take effect and will be null and void.
    2.    By accepting this Award the Participant hereby acknowledges and agrees that (i) this Award, and any shares the Participant may acquire under this Award in the future or any of the proceeds of selling any shares acquired pursuant to this Award, as well as any other incentive compensation the Participant is granted after, is subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, as it may be amended from time to time by the Board in the future, and (ii) the Participant is subject to and bound by the terms of the Non-Compete Agreement. Such acknowledgement and agreement was a material condition to receiving this Award, which would not have been granted to the Participant otherwise. Additionally, the Participant acknowledges and agrees that if the Participant is or becomes subject to the Hasbro, Inc. Executive Stock Ownership Policy, effective as of March 1, 2014, as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”), then by accepting this Award and any shares that the Participant may acquire in the future pursuant to this Award, as well as any other equity-based incentive compensation the Participant is granted after the Participant becomes subject to the Stock Ownership Policy, the Participant agrees that the Participant will be subject to the terms of the Stock Ownership Policy, including without limitation the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met.
    3.    This Agreement relates to an Award providing the Participant with the potential ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), together with dividends, contingent on the Company’s performance in achieving its pre-established cumulative EPS and Revenues and average ROIC targets over the Performance Period. The cumulative EPS, cumulative Revenues and ROIC targets for the Performance Period are set forth below:
    EPS                $_____
    Revenues            $_____
    Average ROIC        ______
The threshold and maximum levels for cumulative EPS and Revenues and average ROIC contributing to shares being earned under this Award are set forth on Exhibit A to this Agreement. Except as is otherwise set forth in this Agreement, the Participant shall not have any ability to receive any shares of Common Stock or payment of dividends pursuant to this Award until the Performance Period is completed. Following the end of the Performance Period, the Committee will determine the Company’s cumulative EPS and Revenues and average ROIC over the Performance Period. The Committee will certify the Company’s cumulative EPS, Revenues and average ROIC over the Performance Period as promptly as is reasonably possible following the completion of the Performance Period, but in no event later than 75 days following the completion of the Performance Period.
    4.    For purposes of this Award, the Company’s EPS, Revenues and average ROIC over the Performance Period will be computed on a consolidated basis in the same manner used by the Company in computing its consolidated financial performance under generally accepted accounting principles (“GAAP”), except for the deviations from GAAP which are set forth on Exhibit B to this Agreement. Further, EPS and Revenues will be calculated based on actual results translated at exchange rates established at the beginning of the Performance Period.
    5.    The target number of shares of Common Stock which may be issuable under this Award in the event of 100% achievement of the pre-established cumulative EPS and Revenue and average ROIC measures over the Performance Period is the specified number of shares communicated by separate communication to the Participant (the “Target Shares”). The tables appearing on Exhibit A to this Agreement set forth the contingent number of shares of Common Stock which the Participant may actually earn under this Award, as a percentage of the Target Shares, based upon certain performances by the Company in achieving the EPS, Revenues and average ROIC targets.
On the date that the Company pays a cash dividend to holders of Common Stock, unless otherwise determined by the Committee in its sole discretion, the Company shall credit each Target Share with a dividend equivalent unit (“DEU”).  DEUs will be calculated at the same dividend rate paid to other holders of shares of Common Stock and will equal the total number of Target Shares multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date divided by the Fair Market Value (as defined in the Plan) of a share of Common Stock on such date.  DEUs will be credited in whole shares only and any residual amount that cannot be converted to a whole share shall be aggregated with the immediately following dividend and used to calculate the DEUs attributable to such dividend, as described above.  DEUs shall be subject to the same terms and conditions as the underlying Target Shares and will vest in accordance with the vesting schedule applicable to the shares subject to this Award.  The Participant shall not be entitled to any voting rights with respect to the DEUs prior to vesting.
    To compute the actual number of shares of Common Stock, if any, which may be earned by the Participant, the respective cumulative EPS and Revenues and average ROIC performances of the Company, as certified by the Committee following completion of the Performance Period, are applied to the tables on Exhibit A. The Company’s achievement against its EPS metric is weighted at 34% in determining the final shares earned by the Participant. The Company’s achievement against its Revenues metric is weighted at 33%, and the Company’s achievement against its average ROIC metric is also weighted at 33%.
    By way of illustration, if the Company’s cumulative Revenues over the Performance Period are $_____, the percentage of the Revenues target achieved is ____% and the percentage of the target number of contingent shares earned due to that performance is ____%. If the Company’s cumulative EPS over the Performance Period is $_____, the percentage of the EPS target achieved is _____%, and the percentage of the target number of contingent shares earned due to that EPS performance is _____%. If the Company’s average ROIC over the Performance Period is _____%, the percentage of the average ROIC target achieved is _____%, and the percentage of the target number of contingent shares earned due to that ROIC performance is _____%. In that case, the Participant would earn (.33*____%) + (.34*____%) + (.33*____%), or ____% of the Target Shares of Common Stock subject to the Award. If the number of Target Shares of Common Stock subject to the Award was ____ shares, the Participant would earn ____ shares of Common Stock. If the number of shares earned is not a whole number, the Participant will earn the next highest whole number of shares.
    6. Once the Company has determined the number of shares of Common Stock, if any, which have been earned by the Participant based on the cumulative EPS and Revenues and average ROIC performance of the Company, the Company or its designee will as promptly as possible thereafter, but in all events not later than the 15th day of the third month following the end of the calendar year in which the Performance Period ends, issue any such shares of Common Stock which have been deemed earned to the Participant.
    7. The Participant shall consult with the Company or its designee in advance of the issuance of any shares pursuant to this Award so as to designate the manner in which the Participant wishes to pay any withholding taxes due, and any such Participant’s designation must be made by the Participant affirmatively to the Company, in the manner specified by the Company, and on or before the date selected by the Company. Each Participant who elects to pay withholding taxes in cash shall deliver to the Company or its designee, a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of the Participant earning any shares under this Award or being issued any shares pursuant to the provisions below based on certain other events. Alternatively, a Participant may elect to satisfy the minimum withholding taxes required by law payable as a result of the issuance of any shares pursuant to this Award (the "Taxes"), in whole or in part, either (i) by having the Company withhold from the shares of Common Stock to be issued pursuant to this Award or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Participant and held by the Participant for at least six (6) months (represented by stock certificates duly endorsed to the Company or its designee or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date the Participant has become entitled to such shares pursuant to this Award is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of issuance. If the Participant fails to timely elect to pay the withholding taxes in some other manner pursuant to the preceding provisions, or otherwise does not timely remit payment of the required withholding taxes, then the Participant’s tax withholding requirements will be satisfied through the withholding of shares of Common Stock and to the extent a fractional share needs to be withheld, the Company or its designee will withhold the next highest number of full shares and will remit the value of the fraction of a share which exceeds the required withholding to the Participant. As soon as practicable after receipt of the withholding taxes and any other materials or information reasonably required by the Company or its designee, the Company or its designee shall deliver or cause to be delivered to the Participant, using the method of delivery determined by the Company or its designee, the shares payable pursuant to the Award (less any shares deducted to pay Taxes).
    8.    Until such time, if any, that actual shares of Common Stock become due and are issued to the Participant in accordance with the terms of this Agreement, the Participant will not receive any dividends and will not have any voting rights with respect to any shares which may be issuable in the future pursuant to this Award. The Participant’s rights under this Award shall be no greater than those of an unsecured general creditor of the Company, and nothing herein shall be construed as requiring the Company or any other person to establish a trust or to set aside assets to meet the Company’s obligations hereunder.
    9.    (a) If a Participant who is an employee of the Company or of a direct or indirect subsidiary of the Company dies before the Performance Period is completed, then the Company will issue the number of shares of Common Stock to the executor, administrator or trustee of the Participant’s estate, or the Participant’s legal representative, as the case may be, that is computed by multiplying: (i) the number of shares of Common Stock which would have been issuable to the Participant pursuant to the Award assuming completion of the Performance Period and the Company’s achievement over the Performance Period of cumulative EPS and Revenues and average ROIC equal to target in each case by (ii) a fraction, the numerator of which is the number of days from the start of the Performance Period to the date that the Participant died and the denominator of which is the total number of days in the Performance Period. This pro-rated target award will be payable as soon following the Participant’s death as is reasonably practicable. If a Participant dies after the end of the Performance Period, but prior to the delivery of any shares of Common Stock issuable pursuant to this award, then the Company or its designee will issue to the Participant’s estate, or the Participant’s legal representative, as the case may be, the number of shares of Common Stock, if any, which would have otherwise been issuable to the Participant if the Participant had not died.
        (b) If a Participant with at least one year of Credited Service of the Company suffers a permanent physical or mental disability (as defined below), before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS and Revenues and average ROIC targets. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant became disabled and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other Participants.
        (c) If a Participant who is an employee of the Company or of a direct or indirect subsidiary of the Company retires at either an Early Retirement Date or a Normal Retirement Date (each as defined below), before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS and Revenues and average ROIC targets. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant retired and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other Participants.
        (d)    If a Participant ceases to be employed by the Company or by a direct or indirect subsidiary of the Company before the end of the Performance Period for any reason other than the reasons set forth in subsections (a), (b) and (c) of this Section 9, including, without limitation, if the Participant’s employment is terminated by the Company for cause or for such other reason that casts such discredit on the Participant as to make termination of the Participant’s employment appropriate (cause or such other reasons being determined in the sole discretion of the Administrator and the Administrator not being limited to any definition of Cause in the Plan), the Award will be forfeited and the Participant will not have any further rights under the Award, including, without limitation, any rights to receive shares of Common Stock.

    For purposes of subsections (a), (b) and (c) above:

*    A year of "Credited Service" shall mean a calendar year in which the Participant is paid for at least 1,000 hours of employment with the Company or of a subsidiary of the Company.
*    "Early Retirement Date" shall mean: the day on which a Participant who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (l0) or more years of Credited Service, retires. A Participant is eligible for early retirement on the first day of the calendar month coincidental with or immediately following the attainment of age fifty-five (55) and the completion of ten (l0) years of Credited Service, and "early retirement" shall mean retirement by an eligible Participant at the Early Retirement Date.
*    "Normal Retirement Date" shall mean: the day on which a Participant who has attained age sixty-five (65) with five (5) or more years of Credited Service, retires. A Participant is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Participant's attainment of age sixty-five (65) and completion of five (5) or more years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Participant at the Normal Retirement Date.
*    "permanent physical or mental disability" shall mean: a Participant's inability to perform his or her job or any position which the Participant can reasonably perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, all as determined by the Committee in its discretion.
    10.    In the event of a Change in Control (as defined in the Plan) prior to the end of the Performance Period, this Award will be treated in accordance with the provisions of the Plan applicable to a Change in Control, provided, however, that for purposes of computing the payment due to the Participant as a result of a termination of employment following a Change in Control under the terms set forth in the Plan, (i) the full number of Target Shares will be used (as opposed to the actual number of shares, if any, that may be issuable based on performance through the date of the termination of employment following the Change in Control) and (ii) no pro-ration of the Award will be applied to account for less than the full Performance Period having had elapsed as of the date of the termination of employment following a Change in Control.
    11.    The adjustment provisions set forth in Section 8 of the Plan shall apply to this Award.

    12.    This Award shall not be transferable by the Participant, in whole or in part, except in accordance with Section 7 of the Plan. Any purported assignment, transfer, pledge, hypothecation or other disposition of the Award or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Award or any interest therein, shall be null and void and without effect.
    13.    Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Participant, Participant’s successors and permitted assigns, and the Company and its successors and assigns.
    14.    This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.
    15.    In the event of any inconsistency between the provisions of this Agreement and, if applicable, the terms of the Participant’s Employment Agreement, the provisions set forth in the Employment Agreement shall control, provided that to the extent the provisions of this Agreement or the Participant’s Employment Agreement are inconsistent with the terms of the Plan, then the terms of the Plan shall control.
    16.    Notwithstanding any other terms and conditions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the issuance of this Award or any shares of Common Stock and the Participant may become entitled to under the Award in the future, the Company shall not be required to deliver any such securities prior to the completion of any registration or qualification of any such securities under any non-U.S. securities, exchange control or other law, or under the ruling or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify any such securities with any non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of any such securities. Further, the Participant agrees that his or her participation in the trade and acceptance of such securities is voluntary and that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of any such securities.

    [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Participant have entered this Agreement effective as of the day and year first above written. By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company’s designee, the Participant hereby agrees to the terms of this Agreement with the same effect as if the Participant had signed this Agreement.

    HASBRO, INC.

    By: /s/ Christian P. Cocks
     Christian P. Cocks
     Chief Executive Officer

                    By: _________________________
                    Participant

Exhibit B

Metrics (Revenue, EPS and ROIC) will be computed excluding the impact of the following events or activities which occur during the Performance Period:

(i)     EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $25 million in any fiscal year during the Performance Period, which costs, or expenses are related to any restructuring activities undertaken by the Company during the Performance Period,
(ii)     EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $10 million in any fiscal year during the Performance Period, which costs, or expenses are related to acquisitions or dispositions (whether paid for in cash, shares of the Company’s stock, other property, or any combination thereof) consummated by the Company during the Performance Period,
(iii)     EPS and ROIC will be computed excluding the impact of any intangible asset amortization or unusual, one-time, non-operating or other unbudgeted costs or expenses associated with the acquisition of eOne, such as integration costs, non-cash stock compensation, and capital expenditures,
(iv)     EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses related to non-cash asset impairment charges in excess of $25 million in any fiscal year during the Performance Period,
(v)     each of the metrics will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $10 million in any fiscal year during the Performance Period, which costs, or expenses are related to changes in accounting rules that are effective after the date of this Agreement,
(vi)     EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $25 million in any fiscal year during the Performance Period, which costs, or expenses relate to litigations, arbitrations, or regulatory matters, or cash settlements,

(vii)     EPS and ROIC will be computed excluding the impact of unanticipated one-time operational or tax costs associated with changes to the US tax code that impacts cash flow, operating profit and/or tax expenses in excess of $10 million in any fiscal year during the Performance Period,
(vii)     the metrics will be computed excluding the impact of any customer bankruptcy or significant financial issue that is estimated to have an impact on the Company’s net sales of $100,000,000 or more over the Performance Period, and
(ix)     the metrics will be computed excluding the impact of all such items occurring after the effective date of this Award which were not contemplated in the Company’s budget and operating plan used for purposes of determine the performance goals, such as material acquisition and dispositions.
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